The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 9, 2023

January , 2023	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund due January 30, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a return of 3.00 times any appreciation of an equally weighted basket of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund, up to a maximum return of at least 30.50%, at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about January 27, 2023 and are expected to settle on or about February 1, 2023.
•	CUSIP: 48133TSL0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total		$—	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $979.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of the following:

•	1/3 of the Invesco S&P 500® Equal Weight ETF (Bloomberg ticker: RSP);
•	1/3 of the Health Care Select Sector SPDR® Fund (Bloomberg ticker: XLV); and
•	1/3 of the Technology Select Sector SPDR® Fund (Bloomberg ticker: XLK)

(each, a “Fund” and together, the “Funds”).

Upside Leverage Factor: 3.00

Maximum Return: At least 30.50% (corresponding to a maximum payment at maturity of at least $1,305.00 per $1,000 principal amount note) (to be provided in the pricing supplement)

Barrier Amount: 80.00% of the Initial Basket Value, which is 80.00

Pricing Date: On or about January 27, 2023

Original Issue Date (Settlement Date): On or about February 1, 2023

Observation Date*: January 27, 2025

Maturity Date*: January 30, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value but greater than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Final Basket Value is less than the Barrier Amount, you will lose more than 20.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (1/3 × Fund Return of the Invesco S&P 500® Equal Weight ETF) + (1/3 × Fund Return of the Health Care Select Sector SPDR® Fund) + (1/3 × Fund Return of the Technology Select Sector SPDR® Fund)]

Fund Return: With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-2 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of $100.00;
•	an Upside Leverage Factor of 3.00;
•	a Maximum Return of 30.50%; and
•	a Barrier Amount of 80.00 (equal to 80.00% of the hypothetical Initial Basket Value).

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
$180.00000	80.00000%	30.50%	$1,305.00
$165.00000	65.00000%	30.50%	$1,305.00
$150.00000	50.00000%	30.50%	$1,305.00
$140.00000	40.00000%	30.50%	$1,305.00
$130.00000	30.00000%	30.50%	$1,305.00
$120.00000	20.00000%	30.50%	$1,305.00
$110.16667	10.16667%	30.50%	$1,305.00
$110.00000	10.00000%	30.00%	$1,300.00
$105.00000	5.00000%	15.00%	$1,150.00
$101.00000	1.00000%	3.00%	$1,030.00
$100.00000	0.00000%	0.00%	$1,000.00
$95.00000	-5.00000%	0.00%	$1,000.00
$90.00000	-10.00000%	0.00%	$1,000.00
$80.00000	-20.00000%	0.00%	$1,000.00
$79.99000	-20.01000%	-20.01%	$799.90
$70.00000	-30.00000%	-30.00%	$700.00
$60.00000	-40.00000%	-40.00%	$600.00
$50.00000	-50.00000%	-50.00%	$500.00
$40.00000	-60.00000%	-60.00%	$400.00
$30.00000	-70.00000%	-70.00%	$300.00
$20.00000	-80.00000%	-80.00%	$200.00
$10.00000	-90.00000%	-90.00%	$100.00
$0.00000	-100.00000%	-100.00%	$0.00

PS-3 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 3.00, up to the Maximum Return of at least 30.50%. Assuming a hypothetical Maximum Return of 30.50%, an investor will realize the maximum payment at maturity at a Final Basket Value at or above approximately 110.16667% of the Initial Basket Value.

•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a 15.00% return, or $1,150.00 per $1,000 principal amount note.
•	Assuming a hypothetical Maximum Return of 30.50%, if the closing level of the Basket increases 50.00%, investors will receive at maturity a return equal to the 30.50% Maximum Return, or $1,305.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value but greater than or equal to the Barrier Amount of 80.00% of the Initial Basket Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Barrier Amount of 80.00% of the Initial Basket Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value.

•	For example, if the closing level of the Basket declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value. Accordingly, under these circumstances, you will lose more than 20.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

PS-4 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Basket Value is less than the Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Basket.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE FUNDS —

The notes are linked to an equally weighted Basket composed of three Funds. In calculating the Final Basket Value, an increase in the price of one share of one of the Funds may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Funds. In addition, high correlation of movements in the prices of one share of the Funds during periods of negative returns among the Funds could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING LEVEL OF THE BASKET FALLING BELOW THE BARRIER AMOUNT IS GREATER IF THE LEVEL OF THE BASKET IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may

PS-5 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE INVESCO S&P 500® EQUAL WEIGHT ETF AND ITS UNDERLYING INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of one share of the Invesco S&P 500® Equal Weight ETF or the level of its Underlying Index (as defined under “The Funds” below).

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Basket” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of

PS-6 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE HEALTH CARE SECTOR WITH RESPECT TO THE HEALTH CARE SELECT SECTOR SPDR® FUND —

All or substantially all of the equity securities held by the Health Care Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the health care sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. These factors could affect the health care sector and could affect the value of the equity securities held by the Health Care Select Sector SPDR® Fund and the price of the Health Care Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

•	RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE TECHNOLOGY SELECT SECTOR SPDR® FUND —

All or substantially all of the equity securities held by the Technology Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs.  Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market.  Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability.  Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities held by the Technology Select Sector SPDR® Fund and the price of the Technology Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-7 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

The Basket

The return on the notes is linked to an equally weighted basket consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund.

The Invesco S&P 500® Equal Weight ETF is an exchange-traded fund of the Invesco Exchange-Traded Fund Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of the S&P 500® Equal Weight Index, which we refer to as the Underlying Index with respect to the Invesco S&P 500® Equal Weight ETF.  The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the Invesco S&P 500® Equal Weight ETF, see Annex A in this pricing supplement.

The Health Care Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Health Care Select Sector Index, which we refer to as the Underlying Index with respect to the Health Care Select Sector SPDR® Fund. The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® health care sector of the S&P 500® Index, which currently includes companies in the following industries: health care equipment & supplies; health care providers & services; health care technology; biotechnology; pharmaceuticals; and life sciences tools & services. For additional information about the Health Care Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

The Technology Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index, which we refer to as the Underlying Index with respect to the Technology Select Sector SPDR® Fund.  The Technology Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® information technology sector of the S&P 500® Index, which currently includes companies in the following industries: IT services; software; communications equipment; technology hardware, storage & peripherals; electronic equipment, instruments & components; and semiconductors & semiconductor equipment.  For additional information about the Technology Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Fund, based on the weekly historical closing prices of one share of each Fund from January 6, 2017 through December 30, 2022. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 6, 2017 was 100 and that the weights of the Funds were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing price of one share of the Invesco S&P 500® Equal Weight ETF on January 5, 2023 was $141.83. The closing price of one share of the Health Care Select Sector SPDR® Fund on January 5, 2023 was $134.43. The closing price of one share of the Technology Select Sector SPDR® Fund on January 5, 2023 was $121.18. We obtained the closing prices of one share of each Fund above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices of one share of each Fund above and below may have been adjusted by Bloomberg for actions taken by that Fund, such as stock splits.

The historical closing levels of the Basket and the historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Fund on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-8 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

PS-9 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-10 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

PS-11 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

Annex A

The Invesco S&P 500® Equal Weight ETF

All information contained in this pricing supplement regarding the Invesco S&P 500® Equal Weight ETF (the “Equal Weight Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Invesco Exchange-Traded Fund Trust (the “Invesco Trust”) and Invesco Capital Management LLC (“Invesco”). Invesco is currently the investment adviser to the Equal Weight Fund. The Equal Weight Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “RSP.”

The Equal Weight Fund seeks to track the investment results (before fees and expenses) of the S&P 500® Equal Weight Index (the “Equal Weight Index”). The Equal Weight Index is an equal-weighted version of the S&P 500® Index. See “— The S&P 500® Equal Weight Index” below for more information about the Equal Weight Index.

The Equal Weight Fund uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the Equal Weight Index. The Equal Weight Fund employs a “full replication” methodology in seeking to track the Equal Weight Index, meaning that it generally invests in all of the securities composing the Equal Weight Index in proportion to their weightings in the Equal Weight Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the Equal Weight Fund may purchase a sample of securities in the Equal Weight Index. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the Equal Weight Index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the Equal Weight Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the Equal Weight Fund on a number of factors, including asset size of the Equal Weight Fund, and generally expects the Equal Weight Fund to hold less than the total number of securities in the Equal Weight Index. However, Invesco reserves the right to invest the Equal Weight Fund in as many securities as it believes necessary to achieve the Equal Weight Fund’s investment objective.

The Equal Weight Fund’s return may not match the return of the Equal Weight Index for a number of reasons. For example, the Equal Weight Fund incurs operating expenses not applicable to the Equal Weight Index and incurs costs in buying and selling securities, especially when rebalancing the Equal Weight Fund’s securities holdings to reflect changes in the composition of the Equal Weight Index. In addition, the performance of the Equal Weight Fund and the Equal Weight Index may vary due to asset valuation differences and differences between the Equal Weight Fund’s portfolio and the Equal Weight Index resulting from legal restrictions, cost or liquidity constraints.

The Invesco Trust is a registered investment company that consists of numerous separate investment portfolios, including the Equal Weight Fund. Information provided to or filed with the SEC by the Invesco Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov.

The S&P 500® Equal Weight Index

All information contained in this pricing supplement regarding the Equal Weight Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Equal Weight Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Equal Weight Index. The Equal Weight Index is reported by Bloomberg L.P. under the ticker symbol “SPW.”

The Equal Weight Index is an equal-weighted version of the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.

Index composition of the Equal Weight Index is the same as the S&P 500® Index. Constituent changes are incorporated in the Equal Weight Index as and when they are made in the S&P 500® Index. When a company is added to the Equal Weight Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the Equal Weight Index at a price of $0.00. In that case, the company’s replacement is added to the Equal Weight Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The Equal Weight Index is generally calculated and maintained in the same manner as the S&P 500® Index, except that the constituents of the Equal Weight Index are equally weighted. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s float factor (“IWF”),

PS-13 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

The Equal Weight Index is reset to equal weight quarterly after the close of business on the third Friday of March, June, September and December. The reference date for weighting is the second Friday of the reweighting month and changes are effective after the close of the following Friday using prices as of the reweighting reference date, and membership, shares outstanding, and IWFs as of the reweighting effective date.

For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the Equal Weight Index is an “S&P U.S. Index.”

PS-14 | Structured Investments

Capped Accelerated Barrier Notes Linked to an Equally Weighted Basket Consisting of the Invesco S&P 500® Equal Weight ETF, the Health Care Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund